Exhibit 10.1
EXECUTION VERSION

April 7, 2015
Jeffry D. Frisby
c/o Triumph Group, Inc.
899 Cassatt Road, Suite 210
Berwyn, Pennsylvania 19312
Dear Jeff:
This letter (this “Agreement”) outlines and confirms our agreement of the terms and conditions that will apply relative to the separation of your employment with Triumph Group, Inc. (the "Company").
1.Separation Date: Your employment with the Company will cease as of April 7, 2015 (the "Separation Date"). Effective as of the Separation Date, you hereby resign from your position as a member of the Board of Directors of the Company, from your employment with, and position as President and Chief Executive Officer of, the Company and from all positions you hold as an employee, director or officer of any affiliates of the Company, and you hereby relinquish any power of attorney and signing authority that you may hold on behalf of the Company or any of its affiliates.
2.Severance Payments: The Company shall pay you cash severance in the form of continuation of your base salary from the Separation Date through the second anniversary thereof, at the annual rate in effect as of the Separation Date (the “Severance Payments”). Subject to paragraph 16 of this Agreement and contingent upon the expiration of seven (7) days following your execution of this Agreement (assuming you have not revoked this Agreement within that period) and your continued compliance with the terms of this Agreement, your Severance Payments will be paid in equal installments over such two-year period, on a schedule consistent with the Company’s payroll practices as of the Separation Date, less withholding and other customary payroll deductions. Notwithstanding the foregoing or any other provisions hereof, you shall forfeit your right to any further Severance Payments upon a material breach by you of any provision of this Agreement. You agree that the Severance Payments are in addition to any other benefits and payments to which you are otherwise legally entitled.
3.Timely Payment of All Final Wages: You acknowledge and agree that as of your execution of this Agreement, you have received payment of all wages, compensations and benefits owed to you pursuant to your employment with the Company other than (a) as set forth herein and (b) the benefits owed to you pursuant to the supplemental executive retirement plan and split dollar life insurance program maintained by the Company in which you participate, which benefits shall be provided to you in accordance with the terms of such plan and program. You further agree the Company is not indebted to you in any amount or for any reason.
4.Vacation: In accordance with the Company’s existing vacation policy, you will be paid for vacation earned as of your Separation Date but which has not yet been taken. Your vacation pay entitlement will be forwarded to you in accordance with the Company’s standard procedures.
5.COBRA: You and your eligible dependents will continue to be covered under the Company’s health insurance plan if you elect COBRA coverage after the expiration of your coverage under the Company’s medical and dental plans in accordance with paragraph 6. You will be notified of your COBRA rights in due course by the Company.

6.Other Insurance: Medical and dental insurance will continue under the Company’s plans until September 30, 2015, subject to your continued payment of premiums at the active employee rate; all other insurances, other than the insurances expressly provided for in this Agreement, will cease to be effective on your Separation Date.
7.Triumph Group, Inc. 401(K) Plan: You are entitled to the applicable choices outlined in the plan prospectus or its supplements in regard to your account under the Triumph Group, Inc. 401(K) Plan. Your contributions under the Triumph Group, Inc. 401(K) Plan will cease as of your Separation Date.
8.Fiscal Year 2013 Incentive Award: The Company hereby confirms that (a) your termination of employment will be treated as a retirement for purposes of the fiscal year 2013 incentive award previously granted to you pursuant to the Triumph Group, Inc. Executive Incentive Plan (the “EIP”) and the Triumph Group, Inc. 2004 Stock Incentive Plan and (b) the amount of your fiscal year 2013 incentive award will be subject to reduction only in accordance with the terms of Sections 3.2 and 6.2 of the EIP in the event that the compensation and management development committee of the Company’s board of directors determines that a level of Threshold Performance (as defined in the EIP) is not attained over the Award Period (as defined in the EIP) and, for the avoidance of doubt, any such reduction would apply in a uniform manner to the fiscal year 2013 incentive awards held by other senior executives of the Company.
9.Company Property: You agree to return all Company property and equipment, including but not limited to keys, badges, manuals, credit cards, engineering stamps, Company or customer data or documents (electronic or paper and including all copies), laptops, phones, pagers, parking passes and any other property belonging to the Company and its affiliates.
10.Cooperation: You agree to make yourself available, attend meetings, give testimony, and otherwise cooperate as reasonably requested by the Company regarding any litigation, arbitration, administrative proceedings, investigations or other matters of a similar nature involving the Company of which you had knowledge or are alleged to have had knowledge. Any address changes should be communicated promptly to Company headquarters. The Company shall provide reimbursement for reasonable expenses associated with this provision.
11.Employee’s Release, Waiver and Agreement: You understand and acknowledge that the benefits contained in this Agreement exceed the benefits to which you would otherwise be entitled upon termination of your employment. In consideration for the additional benefits extended to you in this Agreement, and intending to be legally bound:
(a)You agree to RELEASE AND HOLD HARMLESS FOREVER, the Company, its subsidiaries and affiliates and their respective officers and employees from any and all causes of action, known or unknown, arising out of or relating to your association and/or employment with or termination from the Company, which may have existed prior to or contemporaneously with the execution of this Agreement, including but not limited to the following: constructive discharge, negligence, breach of contract, breach of express or implied covenant, defamation, libel, slander, intentional or negligent infliction of emotional distress, tortious interference with contract, retaliation, wrongful discharge, failure to pay wages, bonuses, commissions or other benefits, attorneys’ fees, or any other contract or tort claims, Title VII of Federal Civil Rights Act of 1964 (Title VII), Fair Labor Standards Act (FLSA), Americans With Disabilities Act (ADA), Employee Retirement Income Security Act (ERISA), Equal Pay Act (EPA), Rehabilitation Act, Family and Medical Leave Act (FMLA), National Labor Relations Act (NLRA), Labor Management Relations Act (LMRA), Worker Adjustment and Retraining Notification Act (WARN), Age Discrimination

in Employment Act (ADEA), Older Workers Benefit Protection Act of 1990 (OWBPA), or any other action under any federal, state or local statute, as amended, or regulation or other common law. Notwithstanding the foregoing, the release set forth in this paragraph 11(a) does not apply to any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification (including expense reimbursement) under the Company’s organization documents or otherwise to which you are entitled.
(b)Notwithstanding the foregoing, you understand and agree this Agreement does not impair your right to file a charge or complaint with or participate in any investigation or proceeding conducted by any federal, state, or local enforcement agency such as the EEOC; however, the consideration provided to you in this Agreement shall be the sole relief provided for the claims that are released and you will not be entitled to recover and you agree to waive any monetary benefits or recovery against the Company in connection with any such claim, charge or proceeding without regard to who has brought such complaint or charge.
(c)You understand and agree that nothing in the Agreement impairs your right to challenge the waiver of your ADEA claims as permitted by law.
(d)You agree to not disparage or otherwise comment negatively in any way upon the Company, its employees, its business practices, projects, clients or services, to any person, either orally or in writing, unless otherwise provided by law; however, the non-disparagement obligations under this paragraph do not interfere with or restrict your ability to communicate with any federal, state, or local agency, including any with which a charge has been filed.
(e)You agree you will not induce or encourage any employee of the Company to leave the employment of the Company or otherwise hire or solicit any such employee of the Company during the two-year period immediately following your Separation Date (the “Restricted Period”); provided, however, that you may hire or solicit any such employee who has not been employed by the Company for six months prior to such hiring or soliciting.
(f)You agree that you shall not at any time use, publish, disclose or authorize anyone else to use, publish or disclose any Confidential Information belonging or relating to the Company. You agree to remain bound by any Company agreement or policy relating to confidential information, or similar matters to which you are now subject. Confidential Information includes, but is not limited to models, drawings, blueprints, memoranda and other materials, documents or records of proprietary nature; information relating to research, manufacturing processes, bills of material, finance, accounting, sales, personnel management and operations; and information particularly relating to customer lists, price lists, customer service requirements, costs of providing service and equipment, pricing and equipment maintenance costs. You further agree that you will not retain any copies or reproductions of correspondence, reports, drawings, photographs or documents containing Confidential Information or relating in any way to the business of the Company.
(g)You agree that, during the Restricted Period, you will not, directly or indirectly, for yourself or on behalf of any other person or by assisting others, (i) engage in any business which competes with the Company in the marketing area serviced by the Company and in which you were undertaking your duties and responsibilities for the Company during the twelve-month period immediately prior to your Separation Date or (ii) solicit or cause to solicit for the purpose diverting, taking away or disrupting, or of attempting to divert, take-away or disrupt, any of the Company’s prospective clients or clients with whom you had material contact during your employment with the Company for the purpose of providing products or services that are the same as or similar to those of the Company; provided, that it shall not be a violation of this paragraph 11(g) for you to serve as a non-executive member of the board of directors of any entity. Notwithstanding the foregoing, you may take any of the actions specified in this paragraph 11(g) during the portion of the Restricted Period beginning on the first anniversary of the Separation Date and ending on the last day of the Restricted Period, provided that (A) you give written notice to the Company at least five (5) business days in advance of any such action, describing such action in reasonable detail and (B) all Severance Payments that would otherwise be paid following your commencement of such action will be forfeited.
(h)For purposes of this paragraph 11, references to the Company shall be deemed to include the Company and its affiliates, unless the context clearly indicates otherwise.
12.Company’s Release and Nondisparagement. In consideration for the covenants provided by you pursuant to this Agreement, and intending to be legally bound, the Company hereby agrees:
(a) to RELEASE AND HOLD HARMLESS FOREVER, you and your heirs, successors and assigns from any and all causes of action, known or unknown, arising out of or relating to your association and/or employment with or termination from the Company, which may have existed prior to or contemporaneously with the execution of this Agreement; and
(b)that no member of the board of directors of the Company or senior executive officer of the Company will disparage or otherwise comment negatively in any way upon you to any person, either orally or in writing, unless otherwise provided by law; however, the non-disparagement obligations under this paragraph do not interfere with or restrict the ability of any such person to communicate with any federal, state, or local agency, including any with which a charge has been filed.
13.Medicare Lien Provision. You represent that you are not Medicare eligible. You further represent and agree that you have made no claim against the Company, nor could the Company be liable for, any medical expenses incurred by you before or after the execution of this Agreement. Furthermore, you are aware of no medical expenses that Medicare has paid and for which the Company is or could be liable. You acknowledge and agree that, to the best of your knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. You will indemnify, defend, and hold the Company harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys' fees, and you further agree to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.
14.Reformation and Severability; Remedies: Should any of the above provisions, paragraphs or subparagraphs of this Agreement, or any part thereof, hereafter be construed to be unreasonable, invalid or unenforceable, you and the Company agree that the court may modify such terms to make them reasonable and enforceable. The invalidity of any one provision shall not affect the validity of the remainder of the provisions, paragraphs or subparagraphs, which shall be given full effect without regard to the invalid portions. Each provision, paragraph or subparagraph of this Agreement is severable from all others and constitutes a separate and distinct covenant. You acknowledge and agree that: (a) the purpose of the covenants set forth in paragraphs 11(d), 11(e), 11(f), 11(g) and 11(h) (collectively, the “Restrictive Covenants”) is to protect the goodwill, trade secrets and other Confidential Information of the Company and its affiliates; (b) because of the nature of the business in which the Company is engaged and because of the nature of the Confidential Information to which you have had access, the Company would suffer irreparable harm and it would be impractical and excessively difficult to determine the actual damages of the Company in the event you breached any of the Restrictive Covenants; and (c) remedies at law (such as monetary damages) for any breach of your obligations under the Restrictive Covenants would be inadequate. You therefore agree and consent that (i) if you commit any breach of any Restrictive Covenant during the applicable period of restriction specified herein, the Severance Payments that have not been paid, if any, will be immediately forfeited, and (ii) if you commit any breach of any Restrictive Covenant or threaten to commit any such breach at any time, the Company shall have the right (in addition to, and not in lieu of, any other right that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. You acknowledge and understand that the Restrictive Covenants are in addition to, and not in substitution of, any similar covenants contained in any other agreements between you and the Company or in any Company policies applicable to you.
15.Employee Acknowledgment:
You acknowledge and agree that the release of claims under the ADEA is subject to special waiver protections under 29 U.S.C. § 626(f). In accordance with that section, you specifically agree that you are knowingly and voluntarily releasing and waiving any rights or claims of discrimination under the ADEA. By signing this Agreement, you acknowledge that:
(a)    you have had at least 21 days to consider the terms of this Agreement and whether or not you should sign it, and if you should execute this Agreement prior to the expiration of the 21-day consideration period, you knowingly and voluntarily waive your right to consider this Agreement for 21 days;
(b)    the Company has advised you, and hereby advises you, in writing that you should consult with an attorney of your own choosing prior to signing this Agreement, and that you have consulted with, or have had sufficient opportunity to consult with, an attorney of your own choosing regarding the terms of this Agreement;
(c)    you are waiving valuable legal rights and releasing the Company of all claims which may have existed prior to or contemporaneously with the execution of this Agreement, except for those obligations expressly stated in this Agreement, and that you are not waiving any claims that may arise after the date you sign this Agreement;
(d)    you have not relied upon any representation or statement made by the Company or any employee or other person on behalf of the Company with regard to the subject matter, meaning or effect of this Agreement and that no statements made by the Company have in any way unduly coerced or influenced you to execute this Agreement;
(e)    you have read this Agreement, that it has been written in a manner that is easy to understand, and that you fully understand its terms;
(f)    except as provided in this Agreement, you have no right or claim, contractual or otherwise, to any or all of the benefits described in paragraph 2 of this Agreement;
(g)    this Agreement does not reflect any admission by the Company of any liability or wrongdoing; and
(h)    you further understand and agree that even if you do sign this Agreement, you have the right to revoke it by delivering a notice of revocation in writing to me by mail, personal delivery, or facsimile within seven (7) calendar days of your signing the Agreement. Because you have this right, this Agreement shall not become effective or enforceable until the eighth (8th) calendar days after it is signed by you and has not been revoked.
16.Section 409A. All amounts payable under this Agreement are intended to comply to the maximum extent possible with the "short term deferral" exception from Section 409A of the Internal Revenue Code

("Section 409A") specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) or the "separation pay plan" exception specified in Treas. Reg. § 1.409A-1(b)(9) (or any successor provision), or both of them, and shall be interpreted in a manner consistent with the applicable exceptions. Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible. Each installment payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A. If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while you are a "specified employee" (as defined by Section 409A), and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of your estate following your death. "Termination of employment," "resignation" or words of similar import, as used in this Agreement shall mean, with respect to any payments subject to Section 409A, your "separation from service" as defined by Section 409A. If any payment subject to Section 409A is contingent on the delivery of a release by you and could occur in either of two years, the payment will occur in the later year. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to you. You shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Code section 409A.
17.Entire Agreement. You understand and acknowledge that this Agreement, along with any agreements you have signed regarding post-employment duties of nondisclosure, protection of trade secrets, inventions assignment, and/or non-solicitation, contain the entire agreement between the Company and you with respect to any matters referred to in the Agreement and supersedes any previous oral or written agreements.
18.Governing Law. This Agreement shall be construed, administered and enforced according to the laws of the Commonwealth of Pennsylvania, without regard to choice of law principles, and except as preempted by federal law.
If the above is consistent with your understanding and if you are in agreement with all of its terms, please sign the enclosed copy of this Agreement and return it to me.

Very truly yours,

/s/ Robin DeRogatis

Agreed to and accepted by the undersigned the 7th day of April, 2015.

/s/ Jeffry D. Frisby              /s/ Thomas E. Powers
Jeffry D. Frisby                    Thomas E. Powers (Witness)